PRESIDENT
EMPLOYMENT AGREEMENT

This President Employment Agreement (the "**Agreement**"), entered into on the 1st of March, 2025, and made effective upon full execution and funding of not less than a five million dollars ($5,000,000) equity investment received by Aquinas Senior Living, Inc., (the "**Effective Date**"), is between AQ Opco Holdings, LLC. ("**Company**"), a limited liability corporation formed in the Commonwealth of Pennsylvania, and James T. Burnham, Jr., a resident of the Commonwealth of Pennsylvania, ("President," and together with the Company, the "Party and or "**Parties**").

WHEREAS, the Company desires to secure the services of the President and the President desires to accept such employment.

NOW THEREFORE, in consideration of the material advantages accruing to the two Parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the Company and the President agree with each other as follows:

1. The President will render full-time professional services to the Company in the capacity of President of the Company. The Company has delegated operational activities and decision making to ASL Management Company, LLC, (also known as EM Rural Living, LLC), pursuant to a management agreement, the "Management Agreement." President agrees to render professional services pursuant to the terms and responsibilities detailed in said Management Agreement, which is attached hereto as Exhibit A. He will at all times, faithfully, industriously and to the best of his ability, perform all duties that may be required of him by virtue of his position as President and all duties set forth in Company by-laws, and the Management Agreement. It is understood that these duties shall be substantially the same as those of a President of a senior housing and long-term care business corporation. The President is hereby vested with authority to act on behalf of the Company in keeping with policies adopted by the Company, as amended from time to time. In addition, he shall perform in the same manner any special duties assigned or delegated to him by the Company.

2. In consideration of these services as President, the Company agrees to pay the President a salary of $225,000.00 per year or such higher figure as shall be agreed upon at an annual review of his compensation and performance. This annual review shall occur three months prior to the end of each year of the Agreement for the express purpose of considering increments. The amount of $18,750.00 shall be payable in equal monthly installments throughout the year that the Agreement is in effect. In addition, the President's base salary shall increase by $200 per licensed bed for each new PCH, ALF, or

other healthcare-related facility acquired and/ or managed by the Company during the current year, excluding the Wynwood House and Heritage Springs portfolios. Any salary increases shall commence with the first pay period of the quarter following an acquisition.

3. The President may elect, by proper notice given to the Company, to defer such portion of his salary in accordance with an Internal Revenue Code Section 409a deferred compensation plan or otherwise to the extent permitted by the law for such year as he may designate in the notice of election, subject to the policies established by the Company.

4. Subject to earlier termination in accordance with the provision of Sections 9 and 10 of this agreement, President shall be employed at this Company for a period commencing on the date of this agreement hereof (the "Effective Date") and ending on the third anniversary of the Effective Date (the "Term"); provided that the Term shall be automatically extended for successive two-year periods thereafter. No later than six months prior to the expiration of the of the end of the initial Term, or any such successive two-year renewal period, (the "Renewal Period,") either Party shall provide to the other Party written notice of intent not to extend the Term. Without such notice having been provided and received, this Agreement shall automatically extend for the Renewal Period.

5. The President shall be entitled to five (5) weeks of compensated vacation time in each year of the Agreement, to be taken at times mutually agreed upon between him and the designee of the Company.

(a) In addition, the President will be permitted to be absent from the Company during working days to attend professional meetings and to attend to such outside professional duties in the senior housing and long-term care/ healthcare field as have been mutually agreed upon between him and designee of the Company. Attendance at such approved meetings and accomplishment of approved professional duties shall be fully compensated service time and shall not be considered vacation time. The Company shall reimburse the President for all expenses incurred by the President incident to attendance at approved professional meetings and such entertainment expenses incurred by the President in furtherance of the Company's interests, provided, however, that such reimbursement is approved by the designee of the Company.

6. Disability and Absence Due to Sickness or Injury.

(a) If the President is unable to perform their duties for more than 9 consecutive months due to sickness or injury, the Company may terminate the Agreement, subject to applicable laws (e.g., Americans with Disabilities Act) and the terms in Sections 9 and 10.

(b) Return to Work: Upon recovery, the President must notify the Company of readiness to return and may need to provide medical clearance. The Company will make reasonable efforts to accommodate their return, including alternative work arrangements if possible.

7. The Company agrees to pay approved dues to professional associations and societies and to such service organizations and clubs of which the President is a member, determined to be in the best interests of the Company.

8. The Company also agrees to:

(a) insure the President under its professional liability and directors/officers insurance policy for all acts done by him in good faith as President and an Officer of the Company throughout the term of this Agreement;

(b) provide, throughout the term of this Agreement a group life insurance policy for the President in an amount equivalent to at least $1,500,000, payable to the beneficiary of his choice;

(c) purchase and maintain comprehensive health and major medical health insurance (including dental and vision) for the President and his family;

(d) purchase travel accidental death and dismemberment (AD&D) insurance covering the President in an amount equal to three times annual compensation from point of departure to point of return;

(e) provide all other fringe benefits to which all other executive-level employees of the Company are entitled;

(f) contribute on behalf of the President to a retirement plan qualified under the Internal Revenue Code, that is equivalent to that offered and provided of other executives at the Company;

(g) provide a Supplemental Executive Retirement Plan (the "SERP") to the President with additional retirement benefits in recognition of the President's

services to the Company consistent with the terms to be mutually agreed upon between the parties if made available by the Company;

(h) grant President options (the "Options") to purchase additional shares of the common stock of Aquinas Senior Living, Inc. pursuant to the Aquinas Senior Living, Inc. Stock Option Plan (the "Plan"), subject to the terms and conditions of the Plan and a non-qualified stock option agreement to be entered into between President and Company (the "Stock Option Agreement"), if made available by the Company;

(i) provide a management bonus based on the bonus criteria (the "**Bonus Criteria**") to be mutually agreed upon by the Parties on or before six (6) months following the Effective Date. Thereafter, President will be eligible for a management bonus as determined by the Company consistent with the Bonus Criteria.

9. The Company may at its discretion, terminate the President's duties as President and shall become effective upon written notice to the President or at such later time as may be specified in said notice. After such termination, all rights, duties and obligations of both Parties shall cease except that the Company shall continue to pay the President his then monthly salary for the month in which his duties were terminated and for twenty-four consecutive (24) months thereafter as an agreed upon severance payment, subject to applicable legal limitations requirements. During this period, the President shall not be required to perform any duties for the Company or come to the Company. Neither shall the fact that the President seeks, accepts, and undertakes other employment during this period affect such payments. Also, for twenty-four consecutive (24) months following the termination date, the Company agrees to keep the President's group life, health and major medical insurance coverage paid up and in effect, and the President shall be entitled to outplacement services if offered by the Company. The severance arrangements described in this paragraph will not be payable in the event that the President's employment is terminated due to the fact that the President has been convicted of any felony criminal offense related to: (i) substance abuse or to; (ii) the operation or services of the Company. Either known as a "for cause" termination.

10. Should the Company change the President's duties or authority so it can reasonably be found that the President is no longer performing as the President of the Company, the President shall have the right, within 90 days of such event, in his complete discretion, to terminate this Agreement by written notice delivered to the Company. Upon such

termination, the President shall be entitled to the severance payment described in Section 9, in accordance with the same terms of that paragraph.

11. If the Company is merged, sold or closed, (a "Hypothetical Event,") the President may terminate his employment at his discretion or be retained as President of the Company or any successor organization to or holding company of the Company subject to the terms of an agreement pertaining to the Hypothetical Event. If the President elects to terminate his employment at such time, he shall be entitled to the same severance arrangement as would be applicable under Section 9 if the Company had terminated his employment at such time.

Any election to terminate employment under this Paragraph must be made prior to the Company's merger, sale or closure, as applicable with proper advanced notice to the President by the Company.

If the President continues to be employed by the Company or its successor organization, all of the terms and conditions of this Agreement shall remain in effect. The Company or its successor shall assume this Agreement or if not assumed, the President shall be entitled to the same severance arrangement as would be applicable under Section 9 if the Company had terminated his employment at such time.

The Company agrees that neither it, nor its present or any future holding company that it controls, shall enter into any agreement that would negate or contradict the provisions of this Agreement.

12. Should the President at his discretion elect to terminate this Agreement for any other reason than as stated in Section 11, he shall give the Board 90 days' written notice of his decision to terminate. At the end of the 90 days, all rights, duties, and obligations of both Parties to the Agreement shall cease and the President will not be entitled to severance benefits.

13. If an event described in Sections 9, 10 or 11 occurs and the President accepts the severance benefits or payments described therein, to the extent not prohibited by law, the President shall be deemed to voluntary release and forever discharge the Company and its officers, directors, employees, agents, and related corporations and their successors and assigns, both individually and collectively and in their official capacities (hereinafter referred to collectively as "Releases"), from any and all liability arising out of his employment and/or the cessation of said employment. Nothing contained in this

paragraph shall prevent the President from bringing an action to enforce the terms of this Agreement.

14. The President shall maintain confidentiality with respect to information that he receives in the course of his employment and not disclose any such information. The President shall not, either during the term of employment or for the 18-month period thereafter, use or permit the use of any information of or relating to the Company in connection with any activity or business and shall not divulge such information to any person, firm, or corporation whatsoever, except as may be necessary in the performance of his duties hereunder or as may be required by law or legal process.

15. During the term of his employment and during the 18-month period following termination of his employment, the President agrees that, excepting only the Company's non-renewal of this Agreement or the Company's termination of President's employment other than "for cause", the President shall not directly own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder or otherwise, any other company, medical clinic, integrated delivery system, health maintenance organization, or related business, partnership, firm, or corporation (all of which hereinafter are referred to as "Entity") that is at the time engaged principally or significantly in a business that is, at the time in competition with the business of the Company within the service area of the Company. The service area is defined as 10-mile radius of any property managed by the Company. Nothing herein shall prohibit the President from acquiring or holding any issue of stock or securities of any Company that has any securities listed on a national securities exchange or quoted in a daily listing of over-the-counter market securities, provided that any one time the President and members of the President's immediate family do not own more than one percent of any voting securities of any such entity. This covenant shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action, whether predicted on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. In the event of actual or threatened breach by the President of this provision, the Company shall be entitled to an injunction restraining the President from violation or further violation of the terms thereof.

16. The President shall not directly or indirectly through his own efforts, or otherwise, during the term of this Agreement, and for a period of 18 months thereafter, employ, solicit to employ, or otherwise contract with, or in any way retain the services of any employee of the Company, if such individual has provided professional or support services to the Company at any time during this Agreement without the express written

consent of the Company. During this same time period, the President will not interfere with the relationship of the Company and any of its employees and the President will not attempt to divert from the Company any business in which the Company has been actively engaged during his employment.

17. This Agreement constitutes the entire agreement between the Parties and contains all the agreements between them with respect to the subject matter hereof. It also supersedes any and all other agreements or contracts, either oral or written, between the Parties with respect to the subject matter hereof.

18. Except as otherwise specifically provided, the terms and conditions of this Agreement may be amended at any time by mutual agreement of the Parties, provided that before any amendment shall be valid or effective it shall have been reduced to writing and signed by the Company's designee.

19. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

20. This Agreement shall be binding upon the Company, its successors and assigns, including, without limitation, any corporation into which the Company may be merged or by which it may be acquired, and shall inure to the benefit of the President, his administrators, executors, legatees, heirs and assigns.

21. This Agreement shall be construed and enforced under and in accordance with the laws of the Commonwealth of Pennsylvania. Any dispute arising from this Agreement shall be brought exclusively in the state and federal courts of Pennsylvania, and the Parties' consent to jurisdiction and venue therein. Either Party may recover reasonable attorneys' fees and costs necessary to enforce this Agreement.

This contract signed on the day first written above.

(Signature Page Follows)

(Signature Page to President Employment Agreement)

ASL Opco Holdings Member, LLC.

WITNESS:____________________

BY:__________________________

Stephen J. Schmid, President

Aquinas Senior Living, Inc.

WITNESS:____________________

BY:__________________________

Stephen J. Schmid, President

WITNESS:____________________

BY:__________________________

James T. Burnham, Jr.